EXHIBIT 10.1

GENTIVA HEALTH SERVICES, INC.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

NOTICE OF PERFORMANCE CASH AWARD

Name of Award Recipient:	[Name]

Threshold Award:	[Amount of Cash Compensation]

Target Award:	[Amount of Cash Compensation]

Maximum Award:	[Amount of Cash Compensation]

Date of Grant:	[Date]

Performance Period:	[Period]

Performance Measures

The Performance Measures for the Performance Period ending December 31, 20     will be the following pre-established fully diluted earnings per share goals for the Fiscal Year ending December 31, 20    :

Performance Measures - Fiscal Year Ending December 31, 20

	Threshold			Target			Maximum
		50%			100%			200%
Fully Diluted Earnings Per Share (“EPS”)	$	[	]	$	[	]	$	[	]

In order for the Award Recipient to earn an award for the Performance Period ending December 31, 20    , the Threshold Performance Measure for the Fiscal Year ending December 31, 20     must be met or exceeded; and if such Threshold Performance Measure is not met or exceeded, no cash compensation will be earned under this Agreement for the Performance Period ending December 31, 20     and the Performance Cash Award will be forfeited in its entirety without payment.

The Threshold and Target performance levels (i.e., 50% and 100%) will be increased on a pro-rata basis for EPS amounts between the Threshold and Target or Target and Maximum levels, respectively, and will be rounded up to the next highest whole dollar; provided that if the total cash compensation earned under this award would exceed the total Maximum Award specified at the top of this Notice because of such rounding, the fractional dollar amount would be rounded down and forfeited. For example, if the Threshold EPS amount is $[            ], the Target EPS amount is $[            ], and the actual EPS amount is $[            ], (i.e., between the Threshold and Target performance levels), the cash compensation will be deemed earned at a pro-rata performance level between Threshold and Target, or at [    ]% [(    ]% + [    ]% [[    ]% X $[            ]/$[            ]]). In the event that the cash compensation is earned because one or more of the Performance Measures are met or exceeded for the Fiscal Year ending December 31, 20    , the cash compensation earned will remain subject to the vesting and forfeiture provisions prescribed in Section 3 of the Performance Cash Award Agreement reference number 002 through the end of the Performance Period ending December 31, 20    , except to the extent such vesting and forfeiture provisions provide otherwise.

Adjustments to EPS Performance Measures

For purposes of the Agreement and this Notice, in determining the extent to which, if any, the EPS Performance Measures are met, the Committee shall exclude the impact of charges for restructurings, discontinued operations (including dispositions and other divestitures), legal settlements, acquisition and integration costs, net income from noncontrolling interests, the tax impact of items excluded from income, extraordinary items and other unusual or non-recurring items, including asset impairments, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles as identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis. The EPS Performance Measures were established based on the “Medicare Reimbursement Rates” in effect on [                    ] remaining unchanged for the entire Fiscal Year ending December 31, 20    . To the extent such Medicare Reimbursement Rates are changed by law, regulation or other governmental action, the Committee shall adjust the EPS Performance Measures for the Fiscal Year ending December 31, 20     accordingly to reflect the expected Medicare Reimbursement Rates for the remaining portion of the Fiscal Year ending December 31, 20    . The Committee shall not exclude the impact of acquisitions or any other business combinations or net gain on sale of assets during the Performance Period, or any other events not expressly referenced herein.

By signing your name below, you accept this award and acknowledge and agree that this award is granted under and governed by the terms and conditions of Gentiva Health Services, Inc.’s Amended and Restated 2004 Equity Incentive Plan and the Performance Cash Award Agreement reference number 002, both of which are hereby made a part of this document. Any capitalized terms that are not expressly defined in this Notice shall have the meanings described in the Agreement.

AWARD RECIPIENT:		GENTIVA HEALTH SERVICES, INC.

By:
[Name]
Title:

Gentiva Health Services, Inc.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

PERFORMANCE CASH AWARD AGREEMENT

REFERENCE 002

SECTION 1. GRANT OF PERFORMANCE CASH AWARD.

(a) Performance Cash Award. On the terms and conditions set forth in this Agreement and each Notice of Performance Cash Award referencing this Agreement (the “Notice”), the Company hereby grants the Award Recipient a performance grant in the form of a Performance Cash Award. The Performance Cash Award under this Agreement shall represent a right to receive a designated amount of cash compensation to the extent such Performance Cash Award is earned and vested pursuant to the terms of this Agreement. Each Notice, together with this referenced Agreement, shall be a separate Performance Cash Award governed by the terms of this Agreement.

(b) Equity Incentive Plan and Defined Terms. This award is granted under and subject to the terms of the Plan, which is incorporated herein by this reference. Capitalized terms are defined in Section 6 of this Agreement.

SECTION 2. PERFORMANCE CASH AWARD.

(a) Target Award. The Target Award means the target amount of cash compensation covered by and subject to the terms of this Agreement as set forth in the Notice. Subject to satisfaction of the applicable Performance Measures, the Award Recipient can earn, as specified in the Notice, between 0% and 200% of the Target Award.

(b) Performance Period. The Performance Period means the performance period as set forth in the Notice.

(c) Performance Measures. Subject to the provisions of this Agreement, the Company shall pay to the Award Recipient the amount of cash compensation that is earned in accordance with the Performance Measures set forth in the Notice; provided, however, that the Committee may reduce the amount of cash compensation earned under this Award, but in no event may the Committee increase the amount of cash compensation earned under this Award beyond the performance levels achieved.

SECTION 3. SEPARATION FROM SERVICE.

(a) General Rule - Forfeiture of Award. Except as otherwise provided in this Section 3, if the Award Recipient Separates from Service for any reason prior to the end of the Performance Period, then effective at the close of business on the date the Award Recipient Separates from Service, the Award Recipient’s Performance Cash Award covered by this Agreement, whether earned or unearned, shall be automatically cancelled and forfeited in its entirety without any further obligation on the part of the Company, such that the Company shall not be obligated to pay any of the cash compensation or any other compensation to Award Recipient with respect to such cancelled and forfeited Performance Cash Award.

(b) Death, Disability and Certain Involuntary Separations from Service. If during the Performance Period (i) the Award Recipient Separates from Service as a result of the Award Recipient’s Disability or death, or (ii) the Award Recipient experiences an involuntary Separation from Service by the Company on account of the Award Recipient’s position being eliminated by the Company or a reduction in force by the Company affecting multiple positions, the Award Recipient shall be entitled to receive the portion of the Performance Cash Award earned, if any, before such Separation from Service pursuant to Section 2(c) above. Any cash compensation to which Award Recipient becomes entitled to receive pursuant to the preceding sentence will be paid as soon as administratively practicable following such Separation from Service, but in no event later than March 15th of the calendar year immediately following the end of the Fiscal Year in which the Award Recipient Separates from Service; provided, however, that no cash compensation shall be paid with respect to the Performance Cash Award unless the Committee has certified in writing that the applicable Performance Measures set forth in the Notice and other material terms of this Agreement have been achieved. Any payment of cash compensation on account of the Award Recipient’s death shall be paid to the Award Recipient’s estate.

(c) Change of Control. In the event that a Change in Control occurs prior to the end of the Performance Period, the cash compensation that has been earned for any Fiscal Year ending before such Change in Control plus any cash compensation at the Target Award level for any Fiscal Year ending after such Change in Control that has not been previously cancelled and forfeited shall become fully vested and payable (and the Performance Period shall thereafter be deemed to have terminated). Any cash compensation to which the Award Recipient becomes entitled to receive pursuant to the preceding sentence will be paid to the Award Recipient in a single lump sum payment contemporaneously with the consummation of the Change of Control.

SECTION 4. PAYMENT OF CASH COMPENSATION AND TAXES.

(a) Payment of Cash Compensation. Except as otherwise provided in this Agreement and subject to satisfaction of the applicable tax withholding requirements set forth in subsection (b) below, the Company shall pay any cash compensation earned and vested and determined under Section 2(c) in a single lump sum payment in the calendar year immediately following the end of the Performance Period, but no later than March 15th of such calendar year; provided, however, that: (i) except as provided below, no cash compensation shall be paid unless the Committee has certified in writing that the applicable Performance Measures set forth in the Notice and other material terms of this Agreement have been achieved; and (ii) the Company shall not pay any cash compensation if the Committee determines, in its sole discretion, that the payment of such cash compensation would violate the terms of the Plan, this Agreement or applicable law.

(b) Income Taxes. The Award Recipient acknowledges that any income for federal, state or local income tax purposes that the Award Recipient is required to recognize on account of the payment of cash compensation to the Award Recipient shall be subject to withholding of tax by the Company.

(c) Code Section 409A. This Award is intended to be excepted from coverage under Code section 409A and the regulations promulgated thereunder and shall be interpreted and construed accordingly. Notwithstanding, Award Recipient recognizes and acknowledges that Code section 409A may impose upon the Award Recipient certain taxes or interest charges for which the Award Recipient is and shall remain solely responsible.

SECTION 5. MISCELLANEOUS PROVISIONS.

(a) No Right to Continued Service. Nothing in the Notice, Agreement or Plan shall confer upon the Award Recipient any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent corporation or subsidiary corporation employing or retaining the Award Recipient) or of the Award Recipient, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause.

(b) Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Award Recipient at the address that he or she most recently provided to the Company.

(c) Entire Agreement. The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Award Recipient, the Award Recipient’s assigns and the legal representatives, heirs and legatees of the Award Recipient’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(f) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

SECTION 6. DEFINITIONS.

(a) “Agreement” shall mean this Performance Cash Award Agreement.

(b) “Award Recipient” shall mean the person named in the Notice.

(c) “Board of Directors (or Board)” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Change of Control” shall have the meaning described in Section 13(d) of the Plan.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(f) “Committee” shall mean the committee of the Board of Directors responsible for administering the Plan, as described in Section 2(a) of the Plan.

(g) “Company” shall mean Gentiva Health Services, Inc., a Delaware corporation, and any successor thereto.

(h) “Disability” shall mean that the Award Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Committee in its sole discretion.

(i) “Employee” shall mean any individual who is a common-law employee of the Company or any subsidiary.

(j) “Fiscal Year” shall mean the taxable year of the Company, which is the calendar year.

(k) “Notice” shall have the meaning described in Section 1(a) of this Agreement.

(l) “Performance Measures” shall have the meaning described in Section 2(c) of this Agreement.

(m) “Performance Period” shall have the meaning described in Section 2(b) of this Agreement.

(n) “Performance Cash Award” shall mean the performance grant awarded pursuant to this Agreement, which shall represent the right to receive the designated cash compensation to the extent the Performance Cash Award is earned and vested pursuant to the terms of this Agreement.

(o) “Plan” shall mean Gentiva Health Services, Inc.’s Amended and Restated 2004 Equity Incentive Plan.

(p) “Separation (or Separates) from Service” shall mean the Award Recipient’s death, retirement or other termination of employment or service with the employer (including all persons treated as a single employer under Code sections 414(b) and 414(c)). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Code sections 414(b) and 414(c); provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place that it appears in Code sections 1563(a)(1), (2) and (3) and Treas. Reg. section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether an Award Recipient has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Code section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

(q)	“Target Award” shall have the meaning described in Section 2(a) of this Agreement.